[Letterhead of LifeUSA Securities, Inc.]
                            LifeUSA Securities, Inc.
                             300 South Highway 169
                                 P.O. Box 59060
                       Minneapolis, Minnesota 55459-0060


                           Letter of Investment Intent

December 18, 1996


LifeUSA Funds, Inc.
3700 First Bank Place
601-2nd Avenue South
Minneapolis, Minnesota 55402

Dear Sir or Madam,

     In connection with the purchase by LifeUSA Securities, Inc. (the "Purchaser") of 1,835 each of Series A - F Common Shares, par value $.01 per share, of LifeUSA Funds, Inc. (the "Company") (collectively, said purchased
Series A - F Common Shares referred to hereinafter as the "Stock"), the Purchaser hereby represents that it is acquiring the Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. The Purchaser hereby further agrees that any transfer of any of the Stock or any interest in it shall be subject to the following conditions:

     1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

     2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration or qualification under the Securities Act of 1933 and applicable state securities laws. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Stock unless the Stock is so registered or qualified.

     3. The Purchaser further agrees that the transfer agent for the Stock will be notified of these restrictions.

     The Purchaser hereby authorizes you to take such other actions as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

Sincerely,


LIFEUSA SECURITIES, INC.



By:   /s/ Bardea C. Huppert
 Its:  Senior Vice President


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